MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (the “Agreement”) is entered into December 6, 2006, by and among James A. Gunnerson (“Gunnerson”) and Noninvasive Medical Technologies (“NMT”).

Recitals

On or about October 30, 2003 NMT and Gunnerson entered into a Sale of Stock Agreement whereby NMT purchased 100% of the stock of the entity known as Wantagh, Inc. (“Wantagh”) from Gunnerson in exchange for a fifteen per cent (15%) membership interest in NMT (the “Sale”).

Following the Sale several suits were initiated against NMT and Wantagh seeking to recover monies owed by Wantagh (the “Collection Cases”).  The Collection Cases are currently pending in the Court of Common Pleas of Bucks County, Pennsylvania and are captioned as follows:

George P. Boyle, Jr. v. NonInvasive Medical Technologies, LLC (Case No. 05-02102-16-1) (the “Boyle Matter”);

Joel Hoffman v. Wantagh, Inc. and Non Invasive Medical Technologies, LLC (Case No. 04-06839-24-1) (the “Hoffman Matter”); and

Paul R. Beckert v. NonInvasive Medical Technologies, LLC (Case No. 05-01983-27-1) (the “Beckert Matter”).

NMT has and does maintain that it is not responsible for the debts of Wantagh and does not waive that position, nonetheless, while each party disputes the other’s claims, the parties wish to resolve the disputes underlying the Collection Cases, along with any and all other disputes between them, upon the terms and conditions hereinafter set forth.

In consideration of the foregoing Recitals, which are part of this Agreement, the mutual covenants and promises contained herein, and intending to be legally bound hereby, the parties agree as follows.

1. Payment.   NMT will purchase Gunnerson’s 15% membership interest in NMT (or corresponding stock in NMT Delaware for One Million Six Hundred Thousand Dollars and 00/100 ($1,600,000) (the “Purchase Price”). The Purchase Price is to be paid as follows:

a. Advance Payment.  Within ten (10) days of the signing of this Agreement NMT will pay to Wantagh the sum of One Hundred Fifty Thousand Dollars and 00/100 ($150,000) (the “Advance Payment”), which will be disbursed to Gunnerson. The Advance Payment will be credited against the Purchase Price.

b. Balance of Purchase Price.  The Balance of the Purchase Price which will be paid within sixty (60) days after NMT’s receipt of the proceeds of its Initial Public Offering of Stock (IPO). NMT may choose, at its sole discretion to pay the amount earlier.

2. Dismissal of the Collection Cases.  Simultaneously with receipt of the Advance Payment, Gunnerson will deliver to the Court and NMT a Dismissal with Prejudice of both the Boyle Matter and the Hoffman Matter. Gunnerson will also deliver to the Court and NMT a Dismissal without Prejudice of the Beckert Matter.

3. Release by Wantagh’s Creditors.  Simultaneously, and as a condition precedent to NMT’s obligation to pay the Purchase Price as described in Paragraph 1 of this Agreement, Gunnerson agrees to pay all of Wantagh’s creditors and to obtain from those creditors full releases which will irrevocably and unconditionally release, acquit and forever discharge NMT and Wantagh and any of their predecessors, successors, assigns, agents, affiliates, subsidiaries, parent or other related entities, directors, officers, representatives, attorneys and all persons acting by, through, under or in concert with any of them or all of them (the “Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), known or unknown, suspected or unsuspected in tort, contract or equity.

4. Indemnification Agreement. Upon payment of the Purchase Price as described in Paragraph 1 of this Agreement, Gunnerson hereby agrees to indemnify, defend and hold the Released Parties harmless, including attorneys’ fees, from and against all losses, claims, actions, demands, consequences, results, or impairments arising out of or in connection with any of Wantagh’s creditors.

5. Failure to Consummate Purchase. In the event that NMT is unable to consummate the purchase of Gunnerson’s membership interest or stock in NMT Delaware the following shall occur:

a. Gunnerson will retain his interests and/or shares in NMT and will be free to take whatever action he may desire relative to Wantagh or NMT;

b. Should Gunnerson choose to resume the Beckert Matter, Gunnerson will give NMT a credit from the Advance Payment in the amount of One Hundred Four Thousand Two-Hundred Sixteen Dollars and 16/100 ($104,218.16) to be applied to the amounts claimed in the Beckert Matter.

6. Tolling Agreement.  NMT and Gunnerson agree that any statutes of limitations relative to any claim by Gunnerson and/or Wantagh’s creditors who were disclosed at the time of the Sale shall be tolled until the earlier of the payment of those claims by Gunnerson pursuant to Paragraph 3 of this Agreement or one (1) year and sixty (60) days after the date of the execution of this Agreement.

7. Release.  Upon the completion of the exchanges contemplated in Paragraph 1 of this Agreement, the parties hereby irrevocably and unconditionally release, acquit and forever discharge each other and each other’s predecessors, successors, assigns, agents, affiliates, subsidiaries, parent or other related entities, directors, officers, representatives, attorneys and all persons acting by, through, under or in concert with any of them or all of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), known or unknown, suspected or unsuspected in tort, contract or equity. Notwithstanding anything to the contrary in this Agreement or elsewhere, the parties are not released from their obligations under this Agreement.

8. Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto, represents the joint work product of the parties such that neither will be considered the drafter hereof, that each party has had the benefit the legal advice in entering into this Agreement and, except as otherwise provided herein, this Agreement fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties hereto pertaining to the subject matter hereof.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

Noninvasive Medical Technologies, LLC		James A. Gunnerson

By:	/s/ Ronald McCaughan	/s/ James A. Gunnerson
Title:	Chief Executive Officer